Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS INITIATES SECOND QNEXA PIVOTAL PHASE 3 TRIAL IN OBESE PATIENTS

CONQUER trial to study impact of Qnexa in overweight and obese patients with comorbidities

Mountain View, Calif, November 16, 2007— VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that it has initiated the second of two pivotal phase 3 studies of its investigational drug, Qnexa, in overweight and obese patients with comorbidities including hypertension, dyslipidemia, or type 2 diabetes.  The CONQUER study (OB-303) will enroll patients with a Body Mass Index (“BMI”) ranging from 27 to 45, including patients with type 2 diabetes regardless of BMI.  The co-primary endpoints for these studies will evaluate the differences between treatments from baseline to the end of the treatment period, in mean percent weight loss and in the percentage of subjects achieving weight loss of 5% or more.

“The initiation of the second phase 3 study of Qnexa completes the requirements for the pivotal studies,” commented Leland Wilson, president and chief executive officer of VIVUS.  “Overweight and obese patients with hypertension, type 2 diabetes or dyslipidemia are at serious risk for increased cardiovascular disease.  This study will enroll obese patients that have serious metabolic comorbidities that cannot be controlled with diet and exercise alone.”

“Qnexa is a potentially important new treatment alternative for obese patients who are coping with serious weight-related medical conditions.  Current treatments for obesity do not cause sufficient weight loss to cause a clinically meaningful reduction in these comorbidities. In the phase 2 studies, patients treated with Qnexa were able to achieve the level of weight loss, and improvement in lipids, blood pressure and other risk factors that suggest a substantial potential for benefit in the CONQUER study,” said Dr. Arthur

Frank, chairman of the Qnexa scientific advisory board for VIVUS.   “Given the urgency of the need to treat the obesity epidemic, and the sensitivity of the FDA, the medical profession and the public for safe and effective medications, it will be critically important to demonstrate not only a significant reduction in weight, but also an associated improvement in these often life-threatening comorbidities.  VIVUS has done an excellent job in designing a study to meet these objectives,” said Dr. Frank.

About the CONQUER study

The CONQUER study will enroll approximately 2,500 subjects in up to 120 centers.  Patients will undergo a 4-week dose escalation period followed by 52 weeks of treatment.  The study is a randomized, double-blind, placebo-controlled prospective trial with subjects randomized to receive once-a-day treatment with mid-dose Qnexa (7.5 mg phentermine/46 mg topiramate) or full strength Qnexa (15 mg phentermine/92 mg topiramate) or placebo.  Randomization will be stratified by gender and diabetic status, and at least 20% of the subjects will be male. Approximately 2,500 subjects will be treated under the protocol, with 1,000 subjects randomized to placebo, 500 to mid-dose Qnexa and 1,000 to full strength Qnexa. At randomization, subjects will be instructed to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a lifestyle modification program throughout the study period.  VIVUS has completed the Special Protocol Assessment (“SPA”) process for this trial with the U.S. Food and Drug Administration (FDA).  Under the SPA process, the company and the FDA have reached agreement on study design features that will be employed throughout the entire phase 3 program, including the co-primary endpoints of the study, scope and size of the patient population, specific safety assessments, inclusion/exclusion criteria, duration of the trials and the statistical method for analyzing the co-primary study endpoints.  More information about the trial can be found at www.clinicaltrials.gov.

About a Special Protocol Assessment

A Special Protocol Assessment is a regulatory procedure by which the FDA can provide advice on the current thinking at the FDA regarding the evaluation of issues related to the adequacy (e.g., design, conduct, analysis) of certain proposed studies associated with the development of products in human drug applications as defined in section 735(1) of the Federal Food, Drug, and Cosmetic Act (the Act) (21 U.S.C. 379g(1)) (PDUFA products). The advice given by the FDA is not binding. For more information about the Agency’s Special Protocol Assessment process see http://www.fda.gov/cder/guidance/3764fnl.htm.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.